Oasis Midstream Partners LP Announces Preliminary Fourth Quarter 2019 Operating Results, Announces Quarterly Distribution, Comments on 2020 Outlook, and Schedules Earnings Conference Call

Houston, Texas — January 30, 2020 — Oasis Midstream Partners LP (Nasdaq: OMP) (the “Partnership” or “OMP”) today announced preliminary operating results for the quarter and year ended December 31, 2019 and commented on its 2020 outlook.
Preliminary 4Q19 and YE19 Highlights:

•Exceeded the high-end of 4Q19 volumes guidance ranges across most commodity streams.
•Estimate 4Q19 distribution coverage between 2.1x and 2.3x.
•4Q19 third party gas volumes in Bighorn DevCo were approximately 30% of total gas processing volumes and increased 3% sequentially to 78.2 MMscfpd.
•In connection with the assignment by Oasis Petroleum to OMP of Panther DevCo LLC, OMP began executing services to Oasis Petroleum and third parties in the Delaware Basin effective November 1, 2019. Concurrent with the assignment, OMP reimbursed Oasis Petroleum approximately $24.9 million and assumed approximately $10.0 million of liabilities incurred by Oasis Petroleum prior to the effective date.
•Declared the quarterly cash distribution of $0.54 per unit for 4Q19, an approximate 5% increase from 3Q19 and 20% increase from 4Q18.
•Capital expenditures net to OMP approximated $197 million – $207 million, which includes OMP’s reimbursement to Oasis Petroleum for the assignment of assets in the Delaware Basin.
•OMP had $458.5 million drawn on its revolver as of December 31, 2019.

Preliminary 2020 Highlights:

•Gross capital spending is expected to approximate $105 million – $125 million in 2020 with $65 million – $80 million attributable to OMP.
•Adjusted EBITDA attributable to OMP for 2020 is expected to grow double-digits as compared to 2019 levels.

Operational Update:
The preliminary financial data included in Exhibit 99.1 has been prepared by, and is the responsibility of, the Paretnership’s management. The preliminary financial data has not been audited or reviewed by an independent registered public accounting firm.

The following table shows actual volumes compared to guidance for 4Q19:

	Metric	4Q19 Actual	4Q19 Guidance
Bighorn DevCo
Crude oil service volumes	MBopd	47.5	39 – 44
Natural gas service volumes	MMscfpd	254.9	240 – 250
Bobcat DevCo
Crude oil service volumes	MBopd	36.1	34 – 36
Natural gas service volumes	MMscfpd	302.1	280 – 295
Water service volumes	MBowpd	55.4	48 – 50
Beartooth DevCo
Water service volumes	MBowpd	125.4	120 – 140
Panther DevCo(1)
Crude oil service volumes	MBopd	3.9	—
Water service volumes	MBowpd	18.8	—
__________________
(1) Includes volumes prior to the effective date of November 1, 2019.

Quarterly Distribution:
On November 27, 2019, the Partnership paid the quarterly cash distribution of $0.515 per unit related to the third quarter of 2019.

On January 30, 2020, the Board of Directors of the General Partner declared the quarterly cash distribution for the fourth quarter of 2019 of $0.54 per unit. This distribution will be payable on February 27, 2020 to unitholders of record as of February 13, 2020. In addition, the General Partner will receive a cash distribution of $1.0 million attributable to the incentive distribution rights related to the earnings for the fourth quarter of 2019.

Conference Call Information
OMP plans to announce its full fourth quarter and full year 2019 financial and operational results on the afternoon of Tuesday, February 25, 2020. Investors, analysts and other interested parties are invited to listen to the conference call:
Investors, analysts and other interested parties are invited to listen to the webcast and call:

Date:	Wednesday, February 26, 2020
Time:	11:30 a.m. Central Time
Live Webcast:	https://www.webcaster4.com/Webcast/Page/1777/32924
Website:	www.oasismidstream.com
Sell-side analysts with a question may use the following dial-in:

Dial-in:	888-317-6003
Intl. Dial in:	412-317-6061
Conference ID:	7445441
A recording of the conference call will be available beginning at 1:30 p.m. Central Time on the day of the call and will be available until Wednesday, March 4, 2020 by dialing:

Replay dial-in:	877-344-7529
Intl. replay:	412-317-0088
Replay code:	10138756
The conference call will also be available for replay for approximately 30 days at www.oasismidstream.com.
Contact:
Oasis Midstream Partners LP
Bob Bakanauskas, (281) 404-9600
Director, Investor Relations
Forward-Looking Statements
The Partnership has prepared the summary preliminary data in this release based on the most current information available to management. The Partnership’s normal closing and financial reporting processes with respect to the preliminary data herein have not been fully completed and, as a result, its actual results could be different from this summary preliminary information presented herein, and any such differences could be material.

This press release contains forward-looking statements. All statements, other than statements of historical facts, included in this press release that address activities, events or developments that the Partnership expects, believes or anticipates will or may occur in the future are forward-looking statements. Without limiting the generality of the foregoing, forward-looking statements contained in this press release specifically include the expectations of plans, strategies, objectives and anticipated financial and operating results of the Partnership, including the Partnership’s capital expenditure levels and other guidance included in this press release. These statements are based on certain assumptions made by the Partnership based on management’s experience and perception of historical trends, current conditions, anticipated future developments and other factors believed to be appropriate. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of the Partnership, which may cause actual results to differ materially from those implied or expressed by the forward-looking statements. These include, but are not limited to, the Partnership’s ability to integrate acquisitions into its existing business, the ability to integrate the Delaware Midstream Assets and realize the anticipated benefits therefrom, changes in crude oil and natural gas prices, weather and environmental conditions, the timing of planned capital expenditures, availability of acquisitions, uncertainties in the estimates of proved reserves and forecasted production results of the Partnership’s customers, operational factors affecting the commencement or maintenance of producing wells, the condition of the capital markets generally, as well as the Partnership's ability to access them, the proximity to and capacity of transportation facilities, and uncertainties regarding environmental regulations or litigation and other legal or regulatory developments affecting the Partnership's business and other important factors. Should one or more of these risks or uncertainties occur, or should underlying assumptions prove incorrect, the Partnership's actual results and plans could differ materially from those expressed in any forward-looking statements.
Any forward-looking statement speaks only as of the date on which such statement is made and the Partnership undertakes no obligation to correct or update any forward-looking statement, whether as a result of new information, future events or otherwise, except as required by applicable law.

About Oasis Midstream Partners LP
Oasis Midstream Partners LP is a growth-oriented, fee-based master limited partnership formed by its sponsor, Oasis Petroleum Inc. to own, develop, operate and acquire a diversified portfolio of midstream assets in North America that are integral to the crude oil and natural gas operations of Oasis Petroleum Inc. and are strategically positioned to capture volumes from other producers. For more information, please visit the Partnership’s website at www.oasismidstream.com.